Exhibit 5.1

November 2, 2010

Stoneridge, Inc.
9400 East Market Street
Warren, OH 44484

Gentlemen:

We have acted as counsel to Stoneridge, Inc. (the “Company”) in connection with the offering and sale of up to 10,173,285 common shares, without par value, of the Company (the “Shares”) pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated November 2, 2010, by and among the selling shareholders listed on Schedule A to the Underwriting Agreement, the Company and Credit Suisse Securities (USA) LLC, as Underwriter.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”): (i) the Underwriting Agreement; (ii) such corporate records of the Company that we have considered appropriate, including a copy of the Company’s Second Amended and Restated Articles of Incorporation and the Company’s Amended and Restated Code of Regulations, each as in effect on the date of this opinion; (iii) resolutions of the board of directors of the Company relating to the offering and sale of the Shares; and (iv) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below.

Based on such examination, we are of the opinion that the Shares have been duly authorized and are now, and when sold in the manner contemplated by the Underwriting Agreement will be, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Current Report on Form 8-K to be filed by the Company relating to the Registration Statement on Form S-3 (Reg. No. 333-169800) (the “Registration Statement”), filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”), and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.

Yours very truly,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP